Exhibit 10.28

TRANSOMA MEDICAL, INC.

SUMMARY OF FISCAL 2008 NAMED EXECUTIVE OFFICER COMPENSATION

Set forth is a summary of current fiscal 2008 compensation arrangements between Transoma Medical, Inc. and certain of its executive officers who are expected to constitute Transoma’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)) for the year. All of Transoma’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of Transoma’s board of directors.

BASE SALARY

Effective September 1, 2007, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary
Brian P. Brockway President, Chief Executive Officer and Director	$280,476
Charles T. Coggin Vice President, Chief Financial Officer and Secretary	$191,044
Lance H. Wallin General Manager, DSI Division	$213,978
Jay G. Johnson Vice President, Research and Development	$187,061
Nester Jaramillo Vice President, Sales and Marketing, PMD Division	$214,840

ANNUAL CASH INCENTIVE COMPENSATION

For fiscal 2008, Transoma’s named executive officers are eligible to receive annual cash incentive compensation with target bonus levels ranging from 20% to 30% of their yearly base salary (on a blended basis for the periods from July 1 to August 31, 2007, and from September 1, 2007 to June 30, 2008). The annual cash incentive plan is designed to reward the named executive officers for achieving and surpassing specified company and divisional goals related to financial growth, product development and commercialization, and operational improvement. Additional cash incentive compensation may be awarded at the discretion of the compensation committee for performance or achievement above individual goals.

Name	Target %	Target Bonus
Brian P. Brockway	30%	$83,475
Charles T. Coggin	20%	$37,848
Lance H. Wallin	25%	$53,006
Jay G. Johnson	20%	$37,201
Nester Jaramillo	20%	$42,640

OTHER BENEFITS

It is generally our policy not to extend significant perquisites to our executives beyond those that are available to our employees generally, such as 401(k) matching contributions, health, dental, life and disability insurance, and the opportunity to participate in our 2007 Employee Stock Purchase Plan. During fiscal 2007, the board of directors authorized a program that will provide physical examinations for our executive officers but this program has not yet been implemented.